Exhibit 16.1

FEDERATED INTERNATIONAL SERIES, INC.

UNANIMOUS CONSENT OF DIRECTORS

The undersigned, being all of the Directors of Federated International Series, Inc. (“Corporation”), hereby consent, in accordance with in accordance with Title 2-408, Subsection (c), Corporations and Associations, Annotated Code of Maryland, as amended, and Article II, Section 14, of the Bylaws of the Corporation, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Directors of the Corporation:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Corporation to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated Prudent Dollar Bear Fund, into Federated International Bond Fund, a portfolio of the Corporation.

WITNESS the due execution hereof this 16th day of November, 2016.

/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Peter E. Madden Peter E. Madden
/s/ John T. Collins John T. Collins	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ John B. Fisher John B. Fisher	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ G. Thomas Hough G. Thomas Hough	/s/ P. Jerome Richey P. Jerome Richey
/s/ Maureen Lally-Green Maureen Lally-Green	/s/ John S. Walsh John S. Walsh